UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014

Alternative Energy & Environmental Solutions, Inc.
(Exact name of registrant as specified in charter)

Nevada	333-170118	27-2830681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

159 North State Street Newtown PA	18940
(Address of principal executive offices)	(Zip Code)

215-968-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 20, 2014, the board of directors (the “Board”) of Alternative Energy and Environmental Solutions, Inc. (the “Company”) unanimously appointed Richard Johnson as a member of the Board bringing the number of members of the Board to three.  Mr. Johnson will hold office until the next annual general meeting of our shareholders or until removed from office in accordance with the Company’s bylaws.

Richard Johnson, 63, has been the owner of RMJ Consulting, Inc., a public relations, marketing, and business development company, since 1987.  In 1986, Mr. Johnson was the marketing director for the first major financial trade show in Houston, Texas.  From 1984 to 1986, Mr. Johnson was the sales and liquidation manager for Natchez Steel Corp. where he supervised a 12 person sales team in the liquidation of two locations’ inventories.  From 1973 to 1984, Mr. Johnson was in operations, sales, and sales management for another steel company, All States Steel Corp.  Prior to his positions in the steel industry, from 1969 to 1973, Mr. Johnson was an Assistant Operations Manager for Merrill Lynch.  Mr. Johnson majored in business while attending Georgia State University.

Mr. Johnson’s qualifications to serve on the Board include his experience in marketing and operations.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Johnson.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Material Plans, Contracts or Arrangements and Employment Agreements

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.  In addition, the Company has not entered into any employment agreements with any of its officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

ALTERNATIVE ENERGY & ENVIRONMENTAL SOLUTIONS, INC.

DATED: March 21, 2014	By:	/s/ Peter Coker
Peter Coker
President, Chief Executive Officer, and Chief Financial Officer